EXHIBIT 99.2
                            1998 First Quarter Report
                        Limited Partner Quarterly Update


     Presented for your review is the 1998 First Quarter Report for the Potomac Hotel Limited Partnership. The 1998 First Quarter Form 10-Q immediately follows this letter and replaces the First Quarter Report format previously used by the Partnership. The information presented is essentially the same as the information given in prior years with certain additional items required by the rules of the Securities and Exchange Commission. Discussion of the Partnership's performance and hotel operations is included in Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations. Finally, the Partnership's Supplementary Unaudited Information which contains amounts paid to the General Partner and Marriott International, Inc. and their respective affiliates is reported on the final page of this report. You are encouraged to review this report in its entirety. If you have any further questions regarding your investment, please contact Host Marriott Partnership Investor Relations at (301) 380-2070.

Host Marriott Real Estate Investment Trust

     On April 17, 1998, Host Marriott Corporation ("Host Marriott"), the General Partner of the Partnership, announced that its Board of Directors has authorized the company to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott expects to form a new operating partnership (the "Operating Partnership") and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the new Operating Partnership in exchange for their current partnership interest. We will keep you informed on the status of this matter.
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                           SUPPLEMENTARY INFORMATION
                       Potomac Hotel Limited Partnership

    Amounts Paid to the General Partner and Marriott International, Inc. and
      Affiliates For the Twelve Weeks Ended March 27, 1998 (in thousands)

General Partner and Affiliates

  Interest and principal paid on Bank Guaranty loan..................$     2,212
  Interest and principal paid on FF&E loans..........................      1,607
  Interest and principal paid on Tampa acquisition loan..............        848
  Interest and principal paid on Raleigh acquisition loan............        683
  Administrative expenses reimbursed.................................        103

                                                                     $     5,453

  Marriott International, Inc. and Affiliates:

  Chain Services and Marriott Rewards Program costs reimbursed.......$     1,871
  Deferred base management fees paid.................................      1,545
  Base management fees paid..........................................        908
  Incentive management fees paid.....................................        410
  Interest and principal paid on FF&E loan...........................         21

                                                                    $      4,755